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                                               FILED PURSUANT TO RULE 424(B)(5)
                                                  REGISTRATION NUMBER 333-97697

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 2002)


                                 10,000 SHARES

                             WASTE MANAGEMENT, INC.
                                  COMMON STOCK


         Our common stock is listed on the New York Stock Exchange under the trading symbol "WMI." On May 8, 2003, the last reported sale price of the common stock on the New York Stock Exchange was $22.11 per share.

         We are issuing the shares directly to a warrant holder upon exercise by such holder of a currently outstanding warrant. The warrant was originally issued in March 1996 and gives the holder the right to purchase the shares offered and sold hereby for a purchase price of $10.50 per share. We will use the proceeds of $105,000 from the sale of the shares for general corporate purposes.


         INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED NOVEMBER 20, 2002.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         WE EXPECT TO DELIVER THE SHARES AGAINST PAYMENT THEREFOR IN HOUSTON, TEXAS ON OR ABOUT MAY 9, 2003.


                    Prospectus Supplement dated May 9, 2003